                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934*



                              Liz Claiborne, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)


                    Common Stock, par value $1.00 per share
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   539320101
-------------------------------------------------------------------------------
                                (CUSIP Number)


                               February 16, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule
is filed:                                             [ ]  Rule 13d-1(b)
                                                      [X]  Rule 13d-1(c)
                                                      [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
===============================================================================

----------------------                                        -----------------
  CUSIP NO.  539320101                                        Page 2 of 9 Pages
----------------------                                        -----------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       ESL Partners, L.P., a Delaware limited partnership
       22-2875193
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

       Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                            2,464,602
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY               0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                           2,464,602
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                           0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        3,774,800
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

       6.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

       PN
------------------------------------------------------------------------------

                                 SCHEDULE 13G
===============================================================================

----------------------                                        -----------------
  CUSIP NO.  539320101                                        Page 3 of 9 Pages
----------------------                                        -----------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       ESL Limited, a Bermuda corporation
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

       Bermuda
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                            554,966
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY               0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                           554,966
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                           0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        3,774,800
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

       6.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

       CO
------------------------------------------------------------------------------

                                 SCHEDULE 13G
===============================================================================

----------------------                                        -----------------
  CUSIP NO.  539320101                                        Page 4 of 9 Pages
----------------------                                        -----------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       ESL Institutional Partners, L.P., a Delaware limited partnership
       06-1456821
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

       Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                            51,801
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY               0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                           51,801
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                           0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        3,774,800
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

       6.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

       PN
------------------------------------------------------------------------------

                                 SCHEDULE 13G
===============================================================================

----------------------                                        -----------------
  CUSIP NO.  539320101                                        Page 5 of 9 Pages
----------------------                                        -----------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       ESL Investors, L.L.C.
       13-4095958
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

       Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                            703,431
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY               0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                            703,431
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                           0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        3,774,800
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

       6.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

       OO
------------------------------------------------------------------------------

                                                            --------------------
                                                              Page 6 of 9 Pages
                                                            --------------------
Item 1(a)       Name of Issuer:
---------       --------------

                Liz Claiborne, Inc.

Item 1(b)       Address of Issuer's Principal Executive Offices:
---------       -----------------------------------------------

                1441 Broadway
                New York, New York  10018

Item 2(a)       Names of Persons Filing:
---------       -----------------------

                ESL Partners, L.P.
                ESL Limited
                ESL Institutional Partners, L.P.
                ESL Investors, L.L.C.

Item 2(b)       Addresses of Principal Business Offices:
---------       ---------------------------------------

                ESL Partners, L.P., ESL Institutional Partners, L.P., and ESL Investors, L.L.C.:
                One Lafayette Place
                Greenwich, CT 06830

                ESL Limited
                Hemisphere House
                9 Church Street
                Hamilton, Bermuda

Item 2(c)       Citizenship:
---------       -----------

                ESL Partners, L.P. -- Delaware
                ESL Limited -- Bermuda
                ESL Institutional Partners, L.P. -- Delaware
                ESL Investors, L.L.C. -- Delaware

Item 2(d)       Title of Class of Securities:
---------       ----------------------------

                Common Stock, par value $1.00 per share

Item 2(e)       CUSIP Number:
---------       ------------

                539320101

                                                            --------------------
                                                              Page 7 of 9 Pages
                                                            -------------------

Item 3  Status of Persons Filing:
------  ------------------------

        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

        (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

        (e) [ ] An investment adviser in accordance with
                (S)240.13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with
                (S)240.13d-1(b)(1)(ii)(F);

        (g) [ ] A parent holding company or control person in accordance with
                (S)240.13d-1(b)(1)(ii)(G);

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

        (j) [ ] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).


Item 4  Ownership:
------  ----------

        (a) Amount Beneficially Owned: 3,774,800 shares of Common Stock, par value $1.00 per share

            This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"), and ESL Investors, L.L.C., a Delaware limited liability company ("Investors") sometimes referred to collectively as the "ESL Reporting Group." The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner of ESL is ESL Investments, Inc., a Delaware corporation. ESL Investment Management, LLC, a Delaware limited liability company ("ESLIM"), is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company ("RBSIM") is the general partner of Institutional. RBS Partners, L.P. is the manager of Investors. In the aforementioned capacities, ESL, Limited, Institutional, and Investors each may be deemed to be the beneficial owner of the shares of Liz Claiborne, Inc. common stock beneficially owned by the other members of the group.

            As of February 28, 2000: (i) ESL was the record owner of 2,464,602 shares of common stock of Liz Claiborne, Inc.; (ii) Limited was the record owner of 554,966 shares of common stock of Liz Claiborne, Inc.; (iii) Institutional was the record owner of 51,801 shares of common stock of Liz Claiborne, Inc.; and (iv) Investors was the record owner of 703,431 shares of common stock of Liz Claiborne, Inc.

        (b) Percent of Class: 6.9%.

                                                          ----------------------
                                                             Page 8 of 9 Pages
                                                          ----------------------

        (c) Number of shares as to which each person has:

            (i)   sole power to vote or to direct the vote:

                     See Item 5 of each cover page.

            (ii)  shared power to vote or to direct the vote: 0.

            (iii) sole power to dispose or to direct the disposition of:

                     See Item 7 of each cover page.

            (iv)  shared power to dispose or to direct the disposition of:  0.

Item 5    Ownership of 5% or Less of a Class:
------    ----------------------------------

          Not applicable.

Item 6    Ownership of More than 5% on Behalf of Another Person:
------    -----------------------------------------------------

          Not applicable.

Item 7    Identification and Classification of the Subsidiary which Acquired
------    ------------------------------------------------------------------
          the Security Being Reported on By The Parent Holding Company:
          ------------------------------------------------------------

          Not applicable

Item 8    Identification and Classification of Members of the Group:
------    ---------------------------------------------------------

          See Item 4(a).

Item 9    Notice of Dissolution of Group:
------    ------------------------------

          Not applicable

Item 10   Certification:
-------   -------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                         -----------------------
                                                             Page 9 of 9 Pages
                                                         -----------------------


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 28, 2000
                                        ESL PARTNERS, L.P.

                                        By:  RBS Partners, L.P., its general
                                             partner
                                        By:  ESL Investments, Inc., its
                                             general partner

                                             By:  /S/ EDWARD S. LAMPERT
                                                  ----------------------------
                                                  Edward S. Lampert
                                                  Chairman

                                        ESL LIMITED

                                        By:  ESL Investment Management, LLC,
                                             its investment manager

                                             By:  /S/ EDWARD S. LAMPERT
                                                  ----------------------------
                                                  Edward S. Lampert
                                                  Managing Member

                                        ESL INSTITUTIONAL PARTNERS, L.P.

                                        By:  RBS Investment Management, LLC,
                                             its general partner

                                             By:  /S/ EDWARD S. LAMPERT
                                                  ----------------------------
                                                  Edward S. Lampert
                                                  Managing Member

                                        ESL INVESTORS, L.L.C.

                                        By:  RBS Partners, L.P., its manager
                                        By:  ESL Investments, Inc., its
                                             general partner

                                             By:  /S/ EDWARD S. LAMPERT
                                                  ----------------------------
                                                  Edward S. Lampert
                                                  Chairman

                                    EXHIBITS

Exhibit 1     Joint Filing Agreement, dated as of February 28, 2000, entered
---------
              into by and among ESL Partners, L.P., ESL Limited, ESL Institutional Partners, L.P., and ESL Investors, L.L.C.